Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this Current Report on Form 8-K. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Our actual results may differ materially from those discussed below. Please see “Forward-Looking Statements” and “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 for factors that could cause or contribute to such differences. As used in this Exhibit 99.1, unless the context suggests otherwise, “we,” “us,” “our,” the “Company” or “AcelRx” refer to AcelRx Pharmaceuticals, Inc. and its consolidated subsidiaries.

Overview

We are a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings. Our portfolio consists of nafamostat product candidates and pre-filled syringe product candidates, as further described in “Item 1. Business.” in Part I of the Annual Report on Form 10-K for the year ended December 31, 2022 that was previously filed with the SEC on March 31, 2023, or the 2022 Annual Report. We have signed an agreement with Alora to divest our sufentanil sublingual products (DSUVIA and DZUVEO) with the right to receive sales-based milestone and other payments, which closed in April 2023. We do not have plans to further develop any sufentanil sublingual product candidates.

On January 7, 2022, we acquired Lowell Therapeutics, Inc., or Lowell, a privately held company, pursuant to the Agreement and Plan of Merger, dated as of November 14, 2021, or the Merger Agreement, in a transaction for consideration of approximately $32.5 million plus net cash acquired and certain other adjustments, and which includes up to approximately $26.0 million of contingent consideration payable in cash or stock at AcelRx’s option, upon the achievement of regulatory and sales-based milestones, or the Merger Agreement. In connection with the Merger Agreement we acquired Niyad and LTX-608 (lyophilized vials of nafamostat for injection into the extracorporeal circuit or direct IV infusion to the patient, respectively), an in-process research and development, or IPR&D, asset. For additional information regarding the Merger Agreement, see Note 4, “Asset Acquisition” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

On July 14, 2021, we entered into a License and Commercialization Agreement, or the PFS Agreement, with Laboratoire Aguettant, or Aguettant, pursuant to which we obtained the exclusive right to develop and, subject to FDA approval, commercialize in the United States (i) an ephedrine pre-filled syringe containing 10 ml of a solution of 3 mg/ml ephedrine hydrochloride for injection and (ii) a phenylephrine pre-filled syringe containing 10 ml of a solution of 50 mcg/ml phenylephrine hydrochloride for injection. Aguettant will supply us with the products for use in commercialization and, if they are approved in the U.S., Aguettant is entitled to receive up to $24 million in sales-based milestone payments. In connection with our and Aguettant’s agreement to enter into the Amended DZUVEO Agreement (as defined below) and the Amended and Restated Supply Agreement (as defined below), we entered into an amendment to the PFS Agreement with Aguettant pursuant to which, effective on the closing of the DSUVIA Agreement (as defined below), (a) Aguettant paid us a complementary payment in the amount of €1.5 million, and (b) the maximum amount in sales-based milestone payments that Aguettant is entitled to receive was reduced to $21 million.

On July 14, 2021, we also entered into a License and Commercialization Agreement, or the DZUVEO Agreement, with Aguettant pursuant to which Aguettant obtained the exclusive right to develop and commercialize DZUVEO in the European Union, Norway, Iceland, Liechtenstein, Andorra, Vatican City, Monaco, Switzerland and the United Kingdom, or the DZUVEO Territory, for the management of acute moderate to severe pain in adults in medically monitored settings. We supply Aguettant with primary packaged product and Aguettant then completes secondary packaging of the finished product. Pursuant to the DSUVIA Agreement (as defined below), as a condition of the transaction contemplated thereunder, we and Aguettant will enter into an amendment to the DZUVEO Agreement, or the Amended DZUVEO Agreement, and an amendment and restatement to the supply agreement with respect to the manufacture and supply of DZUVEO, or the Amended and Restated Supply Agreement, in each case, in a form reasonably acceptable to Alora. The rights and obligations under the Amended DZUVEO Agreement and the Amended and Restated Supply Agreement will be assumed by Alora, as part of the DSUVIA asset divestment agreement. We received €2.5 million, or approximately $2.9 million, in 2021 under the DZUVEO Agreement. Refer to Note 6, “In-License Agreement” and Note 20, “Subsequent Events” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

On March 12, 2023, we entered into an asset purchase agreement, or the DSUVIA Agreement, with Alora pursuant to which Alora will acquire certain assets and assume certain liabilities relating to DSUVIA or DZUVEO, or any other single-dose pharmaceutical product for use in medically supervised settings containing a sublingual tablet that includes sufentanil as the sole active ingredient, as a 30 mcg tablet or other dosage form or strength as reasonably necessary for lifecycle management, or the Product. The Product expressly excludes Zalviso, any other multi-dose administration system containing sufentanil sublingual tablets (whether as the sole active ingredient or in combination with other active ingredients), and any single-dose formulation of sufentanil for use outside of a medically supervised setting. Subject to closing of the transaction contemplated under the DSUVIA Agreement, we will be entitled to receive quarterly payments in an amount equal to 15% of net Product sales to all customers excluding net sales to the Department of Defense and sales by or on behalf of Aguettant, and quarterly payments in an amount equal to 75% of net Product sales to the Department of Defense. Subject to closing of the transaction contemplated under the DSUVIA Agreement, we will also be entitled to receive sales milestones up to $116.5 million based on the achievement of Alora attaining certain levels of annual sales and 20% of any consideration, other than royalty payments, received by Alora and its affiliates in connection with a grant to any third party of a license related to any Product, or by Alora and its affiliates and equityholders in connection with a sale or transfer to any third party of an ownership interest in any assets acquired by Alora under the DSUVIA Agreement. We expect the transaction to close in April 2023 and we expect to support the transition to Alora under a Transition Services Agreement signed at or prior to the closing of the transaction contemplated under the DSUVIA Agreement. In addition, at or prior to the closing, we and Alora will enter into an intellectual property agreement pursuant to which Alora will grant fully-paid, royalty-free and perpetual licenses to us under certain specified intellectual property rights acquired by Alora under the DSUVIA Agreement for, among other things, the development, manufacture, commercialization and exploitation of certain products, including Zalviso. Refer to Note 20, “Subsequent Events” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

Our strategy is focused on developing, obtaining approval, and commercializing our product candidates, Niyad and the pre-filled syringes. Accordingly, we divested DSUVIA to Alora in April 2023, who will continue to commercialize the product and pay us sales-based milestone and other payments. We believe this will maximize the value of DSUVIA as Alora has more available resources to invest on DSUVIA commercialization and as a result can execute a more robust commercial plan to support DSUVIA sales expansion, while we further reduce our operating costs. We have no plans on further developing or commercializing any of our other sufentanil sublingual products that were previously our product candidates. We are focused on achieving an Emergency Use Authorization, or EUA, for Niyad in 2023, and if successful, we expect to begin commercialization, while also initiating the clinical study for full regulatory approval.

On October 25, 2022, we filed a certificate of amendment to our amended and restated certificate of incorporation to effect a 1-for-20 reverse stock split of our outstanding common stock, effective as of 5:01 p.m. Eastern Time on October 25, 2022, or the Reverse Stock Split. Unless expressly stated herein, all share amounts of our common stock presented in this Annual Report have been adjusted to reflect the Reverse Stock Split. See Note 1, “Organization and Summary of Significant Accounting Policies” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

Product Development Programs

Our product development portfolio features Niyad (a regional anticoagulant for the dialysis circuit), two innovative therapies for the treatment of acute pain, two ready-to-use pre-filled syringe product candidates (Fedsyra and phenylephrine), and LTX-608 (a proprietary nafamostat formulation for direct IV infusion for disseminated intravascular coagulation, or DIC, for acute respiratory distress syndrome, or ARDS, as an anti-viral treatment for COVID-19, and for acute pancreatitis). Please refer to “Part I. Item 1. Business—Our Portfolio” in the 2022 Annual Report for a detailed discussion of our approved products and product candidates.

General Trends and Outlook

COVID-19-related

Government-mandated orders and related safety policies on account of the COVID-19 pandemic have prevented us from operating our business in the normal course. We continue to adhere to the various and diverse orders issued by government officials in the jurisdictions in which we operate. In addition, some hospitals, ambulatory surgery centers and other healthcare facilities have barred visitors that are not caregivers or mission-critical and otherwise restricted access to such facilities. As a result, the educational and promotional efforts of our commercial and medical affairs personnel have been substantially reduced, and in some cases, stopped. Cancellation or delays of formulary committee meetings and delays of elective surgeries have also affected the pace of formulary approvals and, consequently, the rate of adoption and use of DSUVIA.

As a result of COVID-19 and related international travel restrictions, in addition to the testing requirements of our vendor, the timing for testing and acceptance of the installed DSUVIA automated packaging line, and subsequent FDA approval, was delayed. Refer to Note 20, “Subsequent Events” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

We will continue to engage with various elements of our supply chain and distribution channel, including our customers, contract manufacturers, and logistics and transportation providers, to meet demand for products and to remain informed of any challenges within our supply chain. We continue to monitor demand and intend to adapt our plans as needed to continue to drive our business and meet our obligations during the evolving COVID-19 pandemic. However, if the COVID-19 pandemic continues and persists for an extended period of time, we may face disruptions to our supply chain and operations, and associated delays in the manufacturing and supply of our products. Such supply disruptions may adversely impact our ability to generate sales of and revenues from our products and our business, financial condition, results of operations and growth prospects could be adversely affected.

As the global pandemic of COVID-19 continues to rapidly evolve, it could result in a significant long-term disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. The extent to which the COVID-19 pandemic continues to impact our business, our ability to generate sales of and revenues from our approved products, and our future clinical development and regulatory efforts will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, quarantines and social distancing requirements in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the virus.

Inflation

We do not believe that inflation has had a material impact on our business or operating results during the periods presented. However, inflation, led by supply chain constraints, federal stimulus funding, increases to household savings, and the sudden macroeconomic shift in activity levels arising from the loosening or removal of many government restrictions and the broader availability of COVID-19 vaccines, has had, and may continue to have, an impact on overhead costs and transportation costs and may in the future adversely affect our operating results. In addition, increased inflation has had, and may continue to have, an effect on interest rates. Increased interest rates may adversely affect our borrowing rate and our ability to obtain, or the terms under which we can obtain, any potential additional funding.

Department of Defense

In April 2020, DSUVIA achieved Milestone C approval by the Department of Defense, or DoD, a decision that clears the path for the DoD to begin placing orders for DSUVIA for inclusion in all Army Sets, Kits, and Outfits, or SKOs, for deployed/deploying troops. This SKO fulfillment is dependent on the Army’s completion of their product information package including instructions on fulfillment and training which remains in process. In September 2020, we announced that DSUVIA was added to the DoD Joint Deployment Formulary, a core list of pharmaceutical products that are designated for deploying military units across all service branches. Also in September 2020, the U.S. Army awarded AcelRx with an initial contract of up to $3.6 million over four years for the purchase of DSUVIA to support a DoD-sponsored study, which is currently underway, to aid the development of clinical practice guidelines. Since the fourth quarter of 2020, DSUVIA orders are being fulfilled for the Army Prepositioned Stock Program, or APS. The aforementioned clinical and APS orders are separate from the planned SKO fulfillment. Upon closing of the transaction contemplated under the DSUVIA Agreement, Alora will be responsible for commercializing DSUVIA except that we will retain the responsibility for driving the demand within the Department of Defense, and we will receive quarterly payments in an amount equal to 75% of net Product sales to the Department of Defense. Refer to Note 20, “Subsequent Events” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

Financial Overview

Although the termination of the Royalty Monetization resulted in net income for the year ended December 31, 2022, we have incurred net losses and generated negative cash flows from operations since inception and expect to incur losses in the future as we continue commercialization activities to support the U.S. launch of DSUVIA, support European sales of DZUVEO by Aguettant, and fund any future research and development activities needed to support the FDA regulatory review of our product candidates.

Our net income was $47.8 million for the year ended December 31, 2022, and our net loss was $35.1 million for the year ended December 31, 2021. As of December 31, 2022, we had an accumulated deficit of $425.8 million. As of December 31, 2022, we had cash, cash equivalents, short-term investments and restricted cash totaling $20.8 million compared to $51.6 million as of December 31, 2021.

Critical Accounting Estimates

The accompanying discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and the related disclosures, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts in our financial statements and accompanying notes to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. Note 1, “Organization and Summary of Significant Accounting Policies” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K describes the significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: (i) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and (ii) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

We believe the following policies to be the most critical to an understanding of our financial condition and results of operations because they require us to make estimates, assumptions and judgments about matters that are inherently uncertain. Management has discussed the development, selection and disclosure of the following estimates with the Audit Committee.

Revenue from Contracts with Customers

We follow the provisions of Accounting Standards Codification, or ASC, Topic 606, Revenue from Contracts with Customers. The guidance provides a unified model to determine how revenue is recognized. We recognize revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. We sell our products primarily through wholesale and specialty distributors.

In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under our agreements, we perform the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations based on estimated selling prices; and (v) recognition of revenue when (or as) we satisfy each performance obligation.

Product sales revenue

We sell our product primarily through distributors. Revenues from product sales are recognized when distributors obtain control of our product, which occurs at a point in time, upon delivery to such distributors. These distributors subsequently resell the product to certified medically supervised healthcare settings. In addition to distribution agreements with these customers, we enter into arrangements with group purchasing organizations, or GPOs, and other certified medically supervised healthcare settings that provide for privately negotiated discounts with respect to the purchase of our products. For revenue recognition under bill-and-hold arrangements, wherein the customer agrees to buy product from us but requests delivery at a later date, we deem that control passes to the customer when the product is ready for delivery. We recognize revenue under these types of arrangements when a signed agreement is in place, the transaction is billable, the customer has significant risk and rewards for the product and the ability to direct the asset, the product has been set aside specifically for the customer, and the product cannot be redirected to another customer. Revenue from product sales is recorded at the transaction price, net of estimates for variable consideration consisting of chargebacks, government rebates, returns, distribution fees and GPO fees. Variable consideration is recorded at the time product sales are recognized resulting in a reduction in product revenue. The amount of variable consideration that is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Variable consideration is estimated using the most-likely amount method, which is the single-most likely outcome under a contract and is typically at the stated contractual rate. Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted in accordance with the expected value method under ASC Topic 606 for relevant factors. These factors include current contractual and statutory requirements, specific known market events and trends, industry data, and/or forecasted customer buying and payment patterns. Actual amounts of consideration ultimately received may differ from our estimates. If actual results vary materially from our estimates, we will adjust these estimates, which will affect revenue from product sales and earnings in the period such estimates are adjusted. These estimates include:

Chargebacks – Our customers subsequently resell our product to qualified healthcare providers. In addition to distribution agreements with customers, we enter into arrangements with qualified healthcare providers that provide discounts with respect to the purchase of our product. Chargebacks represent the estimated obligations resulting from contractual commitments to sell product to qualified healthcare providers at prices lower than the list prices charged to customers who directly purchase the product from us. Customers charge us for the difference between what they pay for the product and the ultimate selling price to the qualified healthcare providers. These reserves are established in the same period that the related revenue is recognized, resulting in a reduction of product revenue-related accrued liabilities on the consolidated balance sheets. Chargeback amounts are determined at the time of resale to the qualified healthcare providers by customers, and we issue credits for such amounts generally within a few weeks of the customer’s notification to us of the resale. Reserves for chargebacks consists of credits that we expect to issue for units that remain in the distribution channel inventories at each reporting period end that we expect will be sold to the qualified healthcare providers, and chargebacks for units that our customers have sold to the qualified healthcare providers, but for which credits have not been issued.

Government Rebates – We are subject to discount obligations under state Medicaid programs. We estimate our Medicaid rebates and record them in the same period the related product revenue is recognized, resulting in a reduction of product revenue and the establishment of a current liability that is included in accrued liabilities on the consolidated balance sheets.

Returns – We allow our distributors to return product for credit 6 months prior to, and up to 12 months after, the product expiration date. As such, there may be a significant period of time between the time the product is shipped and the time the credit is issued on returned product.

Distribution Fees - Distribution fees include fees paid to certain customers for sales order management, data and distribution services. Distribution fees are recorded as a reduction of revenue in the period the related product revenue is recognized.

GPO Fees – We pay administrative fees to GPOs for services and access to data. These fees are based on contracted terms and are paid after the quarter in which the product was purchased by the GPOs’ members.

Trade Discounts and Allowances - We provide our customers with discounts which include early payment incentives that are explicitly stated in our contracts and are recorded as a reduction of revenue in the period the related product revenue is recognized.

We believe our estimated allowances for chargebacks, government rebates and product returns require a high degree of judgment and are subject to change based on our limited experience and certain quantitative and qualitative factors. We believe our estimated allowances for distribution fees, GPO fees and trade discounts and allowances do not require a high degree of judgment because the amounts are settled within a relatively short period of time. We will continue to assess our estimates of variable consideration as we accumulate additional historical data and will adjust these estimates accordingly. Changes in product revenue allowance estimates could materially affect our results of operations and financial position.

Contract and other collaboration revenue

We generate revenue from collaboration agreements. These agreements typically include payments for upfront signing or license fees, cost reimbursements for development and manufacturing services, milestone payments, product sales, and royalties on licensee’s future product sales. Product sales related revenue under these collaboration agreements is classified as product sales revenue, while other revenue generated from collaboration agreements is classified as contract and other collaboration revenue.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC Topic 606. Our performance obligations include delivering product to our distributors, commercialization license rights, development services, services associated with the regulatory approval process, joint steering committee services, demonstration devices, manufacturing services, material rights for discounts on manufacturing services, and product supply.

We have optional additional items in contracts, which are considered marketing offers and are accounted for as separate contracts when the customer elects such options. Arrangements that include a promise for future commercial product supply and optional research and development services at the customer’s or our discretion are generally considered as options. We assess if these options provide a material right to the licensee and if so, such material rights are accounted for as separate performance obligations. If we are entitled to additional payments when the customer exercises these options, any additional payments are recorded in revenue when the customer obtains control of the goods or services.

Transaction Price

We have both fixed and variable consideration. Non-refundable upfront fees and product supply selling prices are considered fixed, while milestone payments are identified as variable consideration when determining the transaction price. Funding of research and development activities is considered variable until such costs are reimbursed at which point, they are considered fixed. We allocate the total transaction price to each performance obligation based on the relative estimated standalone selling prices of the promised goods or services for each performance obligation.

At the inception of each arrangement that includes milestone payments, we evaluate whether the milestones are considered probable of being achieved and estimate the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the value of the associated milestone (such as a regulatory submission by us) is included in the transaction price. Milestone payments that are not within our control, such as approvals from regulators, are not considered probable of being achieved until those approvals are received.

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (a) when the related sales occur, or (b) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).

Allocation of Consideration

As part of the accounting for these arrangements, we must develop assumptions that require judgment to determine the stand-alone selling price of each performance obligation identified in the contract. Estimated selling prices for license rights and material rights for discounts on manufacturing services are calculated using an income approach model and can include the following key assumptions: the development timeline, sales forecasts, costs of product sales, commercialization expenses, discount rate, the time which the manufacturing services are expected to be performed, and probabilities of technical and regulatory success. For all other performance obligations, we use a cost-plus margin approach.

Timing of Recognition

Significant management judgment is required to determine the level of effort required under an arrangement and the period over which we expect to complete our performance obligations under the arrangement. We estimate the performance period or measure of progress at the inception of the arrangement and re-evaluate it each reporting period. This re-evaluation may shorten or lengthen the period over which revenue is recognized. Changes to these estimates are recorded on a cumulative catch-up basis. If we cannot reasonably estimate when our performance obligations either are completed or become inconsequential, then revenue recognition is deferred until we can reasonably make such estimates. Revenue is then recognized over the remaining estimated period of performance using the cumulative catch-up method. Revenue is recognized for products at a point in time when control of the product is transferred to the customer in an amount that reflects the consideration we expect to be entitled to in exchange for those product sales, which is typically once the product physically arrives at the customer, and for licenses of functional intellectual property at the point in time the customer can use and benefit from the license. For performance obligations that are services, revenue is recognized over time proportionate to the costs that we have incurred to perform the services using the cost-to-cost input method.

Non-Cash Interest Expense on Liability Related to Sale of Future Royalties

In September 2015, we sold certain royalty and milestone payment rights from the sales of Zalviso in the European Union by our former commercial partner, Grünenthal GmbH, or Grünenthal, pursuant to the Collaboration and License Agreement, dated as of December 16, 2013, as amended, to PDL BioPharma, Inc., or PDL, for an upfront cash purchase price of $65.0 million. Under the relevant accounting guidance, because of our significant continuing involvement, the Royalty Monetization was accounted for as a liability that was amortized using the effective interest method over the life of the arrangement. In order to determine the amortization of the liability, we were required to estimate the total amount of future royalty and milestone payments to be received by ARPI LLC and paid to PDL, up to a capped amount of $195.0 million, over the life of the arrangement. The aggregate future estimated royalty and milestone payments (subject to the capped amount), less the $61.2 million of net proceeds we received, were to be recorded as interest expense over the life of the liability. Consequently, we imputed interest on the unamortized portion of the liability and recorded interest expense related to the Royalty Monetization accordingly.

During the three months ended June 30, 2020, Grünenthal notified us that it was terminating the Amended License Agreement, effective November 13, 2020. The terms of the Grünenthal Agreements were extended to May 2021 to enable Grünenthal to sell down its Zalviso inventory, a right it had under the Grünenthal Agreements. The rights to market and sell Zalviso in the Territory reverted back to us in May 2021.

There was a continuing obligation on our part, through the term of the Royalty Monetization, to use commercially reasonable efforts to negotiate a replacement license agreement, or New Arrangement. However, without a New Arrangement to commercialize Zalviso in Europe, we were unable to reliably estimate the future payments to SWK Funding LLC, or SWK, (assignee of PDL) over the remaining life of the Royalty Monetization. Due to the significant judgments and factors related to the estimates of future payments under the Royalty Monetization, there were significant uncertainties surrounding the amount and timing of future payments and the probability of realization of any estimated contingent gain. While the expected payments under the Royalty Monetization were lower than the gross proceeds of $65.0 million received, we deferred recognition of any probable contingent gain until the Royalty Monetization liability expired.

On May 31, 2022, we entered into a Termination Agreement with SWK to fully terminate the Royalty Monetization for which we paid cash consideration of $0.1 million, and neither PDL nor SWK retains any further interest in the Royalty Monetization. Accordingly, effective May 31, 2022, the Royalty Monetization is no longer reflected on our financial statements or other records as a sale of assets to PDL or SWK and all security interests and other liens of every type held by the parties to the Royalty Monetization have been terminated and automatically released without further action by any party. The $84.1 million gain on extinguishment of the liability related to the sale of future royalties is recognized in the consolidated statements of operations as other income.

We recorded non-cash royalty revenues and non-cash interest (income) expense within our consolidated statements of operations over the term of the Royalty Monetization.

Acquisitions

We evaluate acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs, which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

Acquisitions meeting the definition of business combinations are accounted for using the acquisition method of accounting, which requires that the purchase price be allocated to the net assets acquired at their respective fair values. In a business combination, any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

For asset acquisitions, a cost accumulation model is used to determine the cost of an asset acquisition. Direct transaction costs are recognized as part of the cost of an asset acquisition. We also evaluate which elements of a transaction should be accounted for as a part of an asset acquisition and which should be accounted for separately. The cost of an asset acquisition, including transaction costs, is allocated to identifiable assets acquired and liabilities assumed based on a relative fair value basis. Goodwill is not recognized in an asset acquisition. Any difference between the cost of an asset acquisition and the fair value of the net assets acquired is allocated to the non-monetary identifiable assets based on their relative fair values. When a transaction accounted for as an asset acquisition includes an in-process research and development, or IPR&D, asset, the IPR&D asset is only capitalized if it has an alternative future use other than in a particular research and development project. For an IPR&D asset to have an alternative future use: (a) we must reasonably expect that we will use the asset acquired in the alternative manner and anticipate economic benefit from that alternative use, and (b) our use of the asset acquired must not be contingent on further development of the asset subsequent to the acquisition date (that is, the asset can be used in the alternative manner in the condition in which it existed at the acquisition date). Otherwise, amounts allocated to IPR&D that have no alternative use are expensed. Our asset acquisitions typically include contingent consideration arrangements that encompass obligations to make future payments to sellers contingent upon the achievement of future financial targets. Contingent consideration is not recognized until all contingencies are resolved and the consideration is paid or probable of payment, at which point the consideration is allocated to the assets acquired on a relative fair value basis.

Warrants Issued in Connection with Financings

We account for issued warrants as either liability or equity in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, or ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480-10, warrants are considered liability if they are mandatorily redeemable and they require settlement in cash or other assets, or a variable number of shares. If warrants do not meet liability classification under ASC 480-10, we consider the requirements of ASC 815-40 to determine whether the warrants should be classified as liability or equity. Under ASC 815-40, contracts that may require settlement for cash are liabilities, regardless of the probability of the occurrence of the triggering event. Liability-classified warrants are measured at fair value on the issuance date and at the end of each reporting period. Any change in the fair value of the warrants after the issuance date is recorded in the consolidated statements of operations. If warrants do not require liability classification under ASC 815-40, in order to conclude warrants should be classified as equity, we assess whether the warrants are indexed to our common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable GAAP. Equity-classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

Net Income (Loss) per Share of Common Stock

Basic and diluted net income (loss) per common share, or EPS, are calculated in accordance with the provisions of FASB ASC Topic 260, Earnings per Share.

We apply the two-class method to compute both basic and diluted net income or loss per share. The two-class method is an earnings allocation formula that treats participating securities as having rights to earnings that would otherwise have been available to common stockholders (including pre-funded warrants). Shares of common stock into which the pre-funded warrants may be exercised are considered outstanding for the purposes of computing net loss per share because the shares may be issued for little or no consideration and are exercisable after the original issuance date. In addition, we are required to calculate diluted net income or loss per share under the two-class method if the effect is more dilutive than the application of another dilutive method of calculating diluted EPS (i.e., the treasury stock, if-converted, or contingently issuable share method). In periods where there is a net loss, no allocation of undistributed net loss to the participating securities is performed if the holders of these securities are not contractually obligated to participate in our losses. Our participating securities include the November 2021 Financing Warrants and 2022 Warrants and the Series A Redeemable Convertible Preferred Stock.

For additional information regarding the net income (loss) per share, see Note 16, “Net Income (Loss) per Share of Common Stock” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K.

Results of Operations

We have realigned our cost structure from a focus on commercialization to a focus on advancing our recently acquired late-stage development pipeline. In 2022, we reduced our headcount-related expenses, primarily within the commercial organization. In the beginning of 2022, we employed 43 full-time employees. As of December 31, 2022, we employed 19 full-time employees. These reductions have resulted in, and will continue to result in, decreased operating expenses in 2022 and beyond. Our results of operations have fluctuated from period to period and may continue to fluctuate in the future, based upon our research and development efforts, variations in the level of expenditures related to development efforts and debt service obligations during any given period, and the uncertainty as to the extent and magnitude of the impact from the COVID-19 pandemic. Results of operations for any period may be unrelated to results of operations for any other period. In addition, historical results should not be viewed as indicative of future operating results.

Our consolidated results of operations are presented for the years ended December 31, 2022 and 2021. Certain financial results (revenues and expenses) relating to the divestment of our DSUVIA/DZUVEO business are reflected in Note 3, “Discontinued Operations” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information. Unless otherwise noted, the discussion below, and the revenue and expense amounts discussed below, are based on and relate to our continuing operations.

Years Ended December 31, 2022 and 2021

Revenue

As a result of the divestiture, all DSUVIA/DSUVEO-related revenues have been reclassified under discontinued operations.

Product Sales Revenue

Product sales revenue of $0.3 million for the year ended December 31, 2021 consisted of sales of Zalviso in Europe by Grünenthal. In May 2020, Grünenthal terminated the Collaboration and License Agreement and the Manufacture and Supply Agreement, or together, the Grünenthal Agreements, accordingly the rights to market and sell Zalviso in Europe reverted back to us on May 12, 2021. In July 2022, the European Marketing Authorization for Zalviso was withdrawn.

Contract and Other Collaboration Revenue

Contract and other collaboration revenue of $0.1 million for the year ended December 31, 2021 consisted of revenue under the Grünenthal Agreements related to research and development services, non-cash royalty revenue related to the Royalty Monetization and royalty revenue for sales of Zalviso in Europe.

Cost of goods sold

As a result of the divestiture, all DSUVIA/DSUVEO-related costs of goods sold have been reclassified under discontinued operations.

Total costs of goods sold for the year ended December 31, 2021 was $0.6 million. Direct costs from contract manufacturers for Zalviso totaled $0.3 million in the year ended December 31, 2021. Direct cost of goods sold for Zalviso includes the inventory costs of the active pharmaceutical ingredient, or API, third-party contract manufacturing costs, estimated warranty costs, packaging and distribution costs, shipping, handling and storage costs.

We periodically evaluate the carrying value of inventory on hand for potential excess amounts over demand using the same lower of cost or net realizable value approach as that used to value the inventory. During the year ended December 31, 2021, we recorded Zalviso inventory impairment charges of $0.1 million, included in direct costs of goods sold.

The indirect costs to manufacture Zalviso in the year ended December 31, 2021 totaled $0.3 million. Indirect costs include internal personnel and related costs for purchasing, supply chain, quality assurance, depreciation and related expenses.

Research and Development Expenses

As a result of the divestiture, all DSUVIA/DSUVEO-related research and development expenses have been reclassified under discontinued operations.

Research and development expenses included the following:

•	expenses incurred under agreements with contract research organizations and clinical trial sites;

•	employee-related expenses, which include salaries, benefits and stock-based compensation;

•	payments to third party pharmaceutical and engineering development contractors;

•	payments to third party manufacturers;

•	depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities and equipment, and equipment and laboratory and other supply costs; and

•	costs for equipment and laboratory and other supplies.

We expect to incur future research and development expenditures to support the FDA regulatory review of our product candidates and anticipated activities required for the development of our nafamostat product candidates, and the preparation and submission of the NDAs for our two in-licensed pre-filled syringe, or PFS, product candidates from Aguettant.

We track external development expenses on a program-by-program basis. Our development resources are shared among all our programs. Compensation and benefits, facilities, depreciation, stock-based compensation, and development support services are not allocated specifically to projects and are considered research and development overhead.

Below is a summary of our research and development expenses for the years ended December 31, 2022 and 2021 (in thousands, except percentages):

	Years Ended December 31,		$ Change	% Change
	2022	2021	2022 vs. 2021	2022 vs. 2021
Niyad	$405	$—	$405	100%
PFS	313	50	263	526%
Zalviso	58	49	9	18%
Overhead	2,565	2,336	229	10%
Total research and development expenses	$3,341	$2,435	$906	37%

Research and development expenses during the year ended December 31, 2022, as compared to the year ended December 31, 2021, increased by $0.9 million primarily due to PFS and Niyad development activities and compensation costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consisted primarily of salaries, benefits and stock-based compensation for personnel engaged in commercialization, administration, finance and business development activities. Other significant expenses included allocated facility costs and professional fees for general legal, audit and consulting services.

Total selling, general and administrative expenses for the years ended December 31, 2022 and 2021, were as follows (in thousands, except percentages):

	Years Ended
	December 31,		$ Change	% Change
	2022	2021	2022 vs. 2021	2022 vs. 2021
Selling, general and administrative expenses	$17,011	$15,488	$1,523	10%

Selling, general and administrative expenses increased by $1.5 million during the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase is primarily due to $1.6 million in financing transaction related costs, $0.8 million of which were cash transaction costs, with the remaining $0.8 million attributed to the accounting for the warrant issued in the December 2022 financing.

Impairment of Property and Equipment

We have decided to not focus any development resources on Zalviso in the United States and do not expect to resubmit the Zalviso NDA in the foreseeable future. In addition, we do not expect any revenues from Zalviso in Europe in the foreseeable future. Accordingly, we determined that it is no longer probable that we will realize the future economic benefit associated with the costs of the Zalviso-related purchased equipment and manufacturing-related facility improvements we have made at our contract manufacturer and, therefore, recorded a non-cash impairment charge of $4.9 million to the Zalviso-related assets for the year ended December 31, 2022.

Other Income

Total other income for the years ended December 31, 2022 and 2021, was as follows (in thousands, except percentages):

	Years Ended
	December 31,		$ Change	% Change
	2022	2021	2022 vs. 2021	2022 vs. 2021
Interest expense	$(1,116)	$(2,193)	$1,077	(49)%
Interest income and other income, net	366	124	242	195%
Non-cash interest income on liability related to sale of future royalties	1,136	3,038	(1,902)	(63)%
Gain on extinguishment of liability related to sale of future royalties	84,052	—	(84,052)	(100)%
Total other income	$84,438	$969	$83,469	8,614%

Interest expense consisted primarily of interest accrued or paid on our debt obligation agreements and amortization of debt discounts. Interest expense decreased for the year ended December 31, 2022, as compared to the year ended December 31, 2021, primarily as a result of a lower average outstanding loan balance. As of December 31, 2022, the outstanding balance due under the Loan Agreement with Oxford was $5.4 million. Refer to Note 9, “Long-Term Debt” to the consolidated financial statements in in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

Interest income and other income for the years ended December 31, 2022 and 2021 primarily consisted of interest earned on our investments and the change in the fair value of our contingent put option. The increase in interest income and other income in the year ended December 31, 2022, compared to the year ended December 31, 2021, was primarily due to higher yields on our investments and the change in the fair value of our contingent put option.

The non-cash interest income on the liability related to the sale of future royalties is attributable to the Royalty Monetization that we completed in September 2015. As described in Note 11, “Liability Related to Sale of Future Royalties” to the consolidated financial statements in in Exhibit 99.2 to this Current Report on Form 8-K, the Royalty Monetization has been recorded as debt under the applicable accounting guidance. The effective interest income rate for the years ended December 31, 2022 and 2021, was approximately 3.2% and 3.5%, respectively.

On May 31, 2022, we entered into a Termination Agreement with SWK to fully terminate the Royalty Monetization and we recognized an $84.1 million gain on extinguishment of the liability related to the sale of future royalties.

Liquidity and Capital Resources

Liquidity and Going Concern

The termination of the Royalty Monetization resulted in net income for the year ended December 31, 2022; however, before this, we had incurred losses and generated negative cash flows from operations since inception and we expect to continue to incur operating losses and negative cash flows in the future. These conditions raise substantial doubt about our ability to continue as a going concern. Considering our current cash resources and current and expected levels of operating expenses for the next twelve months, we expect to need additional capital to fund our planned operations prior to the twelve-month anniversary of the filing date of the 2022 Annual Report. We may seek to raise such additional capital through public or private equity offerings, including under the Controlled Equity OfferingSM Sales Agreement, or the ATM Agreement, with Cantor Fitzgerald & Co., or Cantor, debt securities, monetize or securitize certain assets, refinance our loan agreement, enter into product development, license or distribution agreements with third parties, or divest any of our product candidates. While we believe our plans to raise additional funds will alleviate the conditions that raise substantial doubt about our ability to continue as a going concern, these plans are not entirely within our control and cannot be assessed as being probable of occurring. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to further reduce our workforce, reduce the scope of, or cease, the development of our product candidates in advance of the date on which our cash resources are exhausted to ensure that we have sufficient capital to meet its obligations and continue on a path designed to preserve stockholder value. In addition, if we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish rights to our technologies, future revenue streams or product candidates, or to grant licenses on terms that may not be favorable to us.

We have funded our operations primarily through issuance of equity securities, borrowings, payments from Grünenthal, monetization of certain future royalties and commercial sales milestones from the European sales of Zalviso by Grünenthal, funding of approximately $22.6 million from the DoD, and more recently with revenues from sales of DSUVIA since the commercial launch in the first quarter of 2019 and the upfront payment under the DZUVEO Agreement with Aguettant.

As of December 31, 2022, we had cash, cash equivalents and investments totaling $20.8 million, compared to $51.6 million as of December 31, 2021. The decrease was primarily due to cash required to fund our continuing and discontinued operations, including debt service, development activities for our newly acquired late-stage pipeline product candidates, commercialization activities for DSUVIA, including installation of the automated packaging line for DSUVIA, and business development activities. Our existing capital resources will not be sufficient to fund our operations until such time as we may be able to generate sufficient revenues to sustain our operations.

On December 29, 2022, we completed a registered direct offering with an institutional investor, or the Purchaser, in which we issued and sold 748,744 shares of our common stock, pre-funded warrants exercisable for an aggregate of 2,632,898 shares of common stock, and common warrants exercisable for an aggregate of 4,227,052 shares of common stock. The shares of common stock and accompanying common warrants were sold at a combined offering price of $2.22625 per share and accompanying common warrant, and the pre-funded warrants and accompanying common warrants were sold at a combined offering price of $2.22615 per pre-funded warrant and accompanying common warrant. The pre-funded warrants were immediately exercisable following closing of the offering, have an unlimited term, and have an exercise price of $0.0001 per share. The common warrants will not be exercisable until after the six-month anniversary of the closing of the offering, will have an exercise price of $2.07 per share and will expire on December 29, 2028. Total net proceeds from the offering were approximately $6.6 million, after deducting fees payable to the placement agent and other estimated offering expenses payable by us, excluding the proceeds, if any, from the exercise of the pre-funded warrants and the common warrants. As of December 31, 2022, the 2,632,898 pre-funded warrants and the 4,227,052 common warrants remain outstanding.

On August 3, 2022, we entered into a securities purchase agreement with Lincoln Park Capital Fund, LLC, or LPC, pursuant to which we issued, in a private placement transaction, 3,000 shares of Series A Redeemable Convertible Preferred Stock, par value $0.001 per share, with $100 per share stated value, together with a warrant to purchase up to an aggregate of 81,150 shares of common stock at an exercise price of $4.07 per share (subject to adjustment for stock splits, reverse stock splits and similar recapitalization events), for $0.3 million, and became immediately exercisable and has a term ending on February 3, 2028. Upon the closing of the December 29, 2022 registered direct offering, we modified the previously issued warrant to LPC to reduce the exercise price to $2.07 per share in accordance with the warrant’s down round feature. As of December 31, 2022, this warrant had not been exercised and was still outstanding.

On November 17, 2021, we completed a registered direct offering in which we issued and sold 875,000 shares of our common stock at a price of $16.00 per share and warrants exercisable for an aggregate of 875,000 shares of our common stock at a price of $20.00 per share. The total net proceeds from this offering were approximately $13.9 million. Upon the closing of the December 29, 2022 registered direct offering, we agreed to amend a previously issued warrant held by the Purchaser to purchase up to 750,000 shares of common stock in this November 17, 2021 registered direct offering to reduce the exercise price to $2.07 per share and to extend the expiration date to December 29, 2028. The remaining warrants issued in the November 17, 2021 registered direct offering for 125,000 shares of our common stock are currently exercisable at a price of $20.00 per share and expire on November 15, 2026. All of the warrants exercisable for a total of 875,000 shares of our common stock issued in connection with this registered direct offering remain outstanding at December 31, 2022.

On January 22, 2021, we completed an underwritten public offering in which we issued and sold 725,000 shares of our common stock to the underwriter at a price of $35.25 per share. On January 27, 2021, the underwriters exercised their option in full and purchased an additional 108,750 shares at a price of $35.25 per share. The total net proceeds from this offering of an aggregate 833,750 shares were approximately $28.9 million.

We entered into a Controlled Equity OfferingSM Sales Agreement, or, as amended, the ATM Agreement, with Cantor Fitzgerald & Co., or Cantor, as agent, pursuant to which we may offer and sell, from time to time through Cantor, shares of our common stock. During the year ended December 31, 2022, we issued and sold approximately 0.1 million shares of common stock pursuant to the ATM Agreement and received net proceeds of $0.5 million, after deducting fees and expenses. During the year ended December 31, 2021, we had issued and sold an aggregate of approximately 0.2 million shares of common stock pursuant to the ATM Agreement, for which we had received net proceeds of approximately $7.5 million, after deducting fees and expenses. As of December 31, 2022, we had the ability to sell approximately $35.6 million of our common stock under the ATM Agreement.

On May 30, 2019, we entered into the Loan Agreement with Oxford. Under the Loan Agreement, we borrowed an aggregate principal amount of $25.0 million under a term loan. After deducting all loan initiation costs and outstanding interest on the prior loan agreement with Hercules, we received $15.9 million in net proceeds. As of December 31, 2022, the outstanding balance under the Loan Agreement was $5.4 million. For more information, see Note 9, “Long-Term Debt” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

Our cash and investment balances are held in a variety of interest-bearing instruments, including obligations of commercial paper, corporate debt securities, U.S. government sponsored enterprise debt securities and money market funds. Cash in excess of immediate requirements is invested with a view toward capital preservation and liquidity. We do not expect COVID-19 to have a material impact on our high quality, short-dated investments.

Cash Flows

	Years Ended December 31,
	2022	2021
Net cash used in operating activities	$(28,331)	$(30,002)
Net cash provided by/(used in) investing activities	36,450	(26,123)
Net cash (used in)/provided by financing activities	(507)	41,514

Cash Flows from Operating Activities

The primary use of cash for our operating activities during these periods was to fund commercial activities for our discontinued DSUVIA-related operations. Our cash used in operating activities also reflected changes in our working capital, net of adjustments for non-cash charges, such as depreciation and amortization of our fixed assets, stock-based compensation, non-cash interest income (expense) related to the sale of future royalties and interest expense related to our debt financings.

Cash used in operating activities of $28.3 million during the year ended December 31, 2022, reflected net income of $47.8 million, offset by aggregate non-cash items of $74.7 million and an approximate $1.4 million net change in our operating assets and liabilities. Non-cash inflows included an $84.2 million gain on the termination of the Royalty Monetization, partially offset by a $4.9 million charge for the impairment of Zalviso-related property and equipment, $2.9 million in stock-based compensation expense and $1.7 million in depreciation and amortization expense. The net change in our operating assets and liabilities included a $1.6 million decrease in accrued liabilities.

Cash used in operating activities of $30.0 million during the year ended December 31, 2021, reflected a net loss of $35.1 million, partially offset by aggregate non-cash charges of $4.9 million and included an approximate $0.2 million net change in our operating assets and liabilities. Non-cash charges included $4.6 million for stock-based compensation expense, $3.0 million in non-cash interest income on the liability related to the Royalty Monetization, and $2.0 million in depreciation and amortization expense. The net change in our operating assets and liabilities included a $1.2 million increase in deferred revenue and a $0.9 million increase in prepaid expenses and other assets.

Cash Flows from Investing Activities

Our investing activities have consisted primarily of our capital expenditures and purchases and sales and maturities of our available-for-sale investments.

During the year ended December 31, 2022, cash provided by investing activities of $36.5 million was primarily the net result $46.4 million in proceeds from maturity of investments partially offset by $7.9 million for purchases of investments and $1.7 million in cash paid for the Lowell asset acquisition, net of cash acquired.

During the year ended December 31, 2021, cash used in investing activities of $26.1 million was primarily the net result of $70.5 million for purchases of investments, $1.8 million for purchases of property and equipment, and $0.8 million in asset acquisition costs related to our acquisition of Lowell, partially offset by $47.0 million in proceeds from the sale and maturity of investments.

Cash Flows from Financing Activities

Cash flows from financing activities primarily reflect proceeds from the sale of our securities and payments made on debt financings.

During the year ended December 31, 2022, cash used in financing activities of $0.5 million was primarily due to $8.4 million in long-term debt payments, including $8.3 million under the Loan Agreement with Oxford, partially offset by $7.9 million in net proceeds received in connection with equity financings.

During the year ended December 31, 2021, cash provided by financing activities of $41.5 million was primarily due to $50.3 million in net proceeds received in connection with equity financings, including the issuance of warrants and shares sold under our ATM Agreement, partially offset by $8.8 million used for payment of long-term debt.

Capital Commitments and Capital Resources

Our current operating plan includes expenditures related to the development of our product candidates. In addition, on January 7, 2022, we acquired Lowell in a transaction for consideration of approximately $32.5 million plus net cash acquired and certain other adjustments, inclusive of approximately $26.0 million of contingent consideration payable in cash or stock at AcelRx’s option, upon the achievement of regulatory and sales-based milestones. For additional information regarding the acquisition of Lowell, see Note 4, “Asset Acquisition” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information. Our operating plan includes anticipated activities required for the development and supply of our nafamostat product candidates, and the preparation and submission of the NDAs for our two in-licensed PFS product candidates from Aguettant. These assumptions may change as a result of many factors. We will continue to evaluate the work necessary to gain approval of our product candidates in the United States and intend to update our cash forecasts accordingly. Considering our current cash resources and current and expected levels of operating expenses for the next twelve months, we expect to need additional capital to fund our planned operations for at least the next twelve months.

Our future capital requirements may vary materially from our expectations based on numerous factors, including, but not limited to, the following:

•	the ability to retain the listing of our common stock on the Nasdaq exchange;

•	expenditures related to the potential commercialization of our product candidates, if approved;

•

expenditures related to drafting and submission of new drug or device regulatory applications with the U.S. Food and Drug Administration, or the FDA, for our developmental product candidates and payment of statutory filing fees and related application prosecution costs arising from such submissions;

•	costs associated with business development activities and licensing transactions;

•	the outcome and timing of the regulatory submissions for our product candidates, including our two in-licensed product candidates from Aguettant, and any approvals for our product candidates;

•	the outcome, timing and cost of the development of our nafamostat product candidates;

•	the initiation, progress, timing and completion of any post-approval clinical trials for our product candidates, if approved;

•	changes in the focus and direction of our business strategy and/or research and development programs;

•	milestone and royalty revenue we receive under our collaborative development and commercialization arrangements;

•	delays that may be caused by changing regulatory requirements;

•	the costs involved in filing and prosecuting patent applications and enforcing and defending patent claims;

•	the timing and terms of future in-licensing and out-licensing transactions;

•	the cost and timing of establishing sales, marketing, manufacturing and distribution capabilities;

•	the cost of procuring clinical supplies of our product candidates, and commercial supplies, if approved;

•	the cost of establishing new supply chains and related third party logistics to support our developmental product candidates;

•	the extent to which we acquire or invest in businesses, products and product candidates or technologies; and

•	the expenses associated with litigation.

In the long-term, our existing capital resources will not be sufficient to fund our operations until such time as we may be able to generate sufficient revenues to sustain our operations. We will have to raise additional funds through the sale of our equity securities, monetization of current and future assets, issuance of debt or debt-like securities or from development and licensing arrangements to sustain our operations and continue our development programs.

Please see “Part II., Item 1A. Risk Factors—Risks Related to Our Financial Condition and Need for Additional Capital” in our 2022 Annual Report.

We have material cash requirements and other contractual obligations related to our Loan Agreement with Oxford (as described in Note 9, “Long-Term Debt”), and office rent (as described in Note 10, “Leases” to the consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K).